Exhibit 99.1

November 8, 2012	Company Press Release	Flowers Foods (NYSE: FLO)

FLOWERS FOODS ANNOUNCES THIRD QUARTER RESULTS;

UPDATES GUIDANCE

•	Increased net sales by 6.2%

•	Delivered earnings per share of $0.22 as reported and $0.25 adjusted for one-time costs

•	Increased operating income

•	Generated $55.4 million in cash flow from operations

•	Completed the acquisition of Lepage Bakeries in Auburn, Maine

•	2012 sales guidance increase of 7% to 9% confirmed; earnings per share guidance tightened to 3.5% to 5% increase

•	On October 24, announced the acquisition of certain assets and trademark licenses for Sara Lee and Earthgrains from BBU, Inc., a subsidiary of Grupo Bimbo S.A. B. de C.V.

THOMASVILLE, GA—Flowers Foods, Inc. (NYSE: FLO) today reported results for its 12 and 40 weeks ended October 6, 2012. Sales were $717.3 million compared with $675.4 million for the third quarter of 2011. Net income was $31.2 million, or $0.22 per share-diluted, compared with $31.0 million, or $0.23 per share-diluted, in last year’s third quarter. Adjusted for one-time acquisition-related costs, earnings per share were $0.25 for the quarter.

George E. Deese, Flowers Foods’ chairman and chief executive officer, said, “We delivered solid sales growth in the quarter in spite of a highly competitive marketplace and continued economic pressure on consumers. Margins were impacted by higher promotional activity and soft volumes. However, the Lepage acquisition contributed nicely to our sales increase. We also achieved positive price/mix that is encouraging. Nature’s Own again drove our internal growth, helping to offset lower sales of white breads, buns, and rolls.

“The integration of Lepage is going well with sales and earnings in line with our expectations. We are introducing Nature’s Own and Tastykake in the Lepage market during the fourth quarter and are pleased with trade customers’ reaction to those brands as an add-on to Lepage’s product offerings. The recently announced acquisition of trademark licenses for the Sara Lee and Earthgrains brands in California strengthens our position and gives us a growth platform in that high population market for years to come. When the transaction is completed, our fresh baked foods will be available to more than 75% of the U.S. population, which puts us ahead of our previously announced goal.

“In the fourth quarter, we have begun taking pricing to offset higher input costs for 2013 and we also are reducing the frequency and depth of our promotions. We are confident in our team’s ability to continue driving growth as we leverage the power of our Nature’s Own and Tastykake brands while successfully integrating two highly strategic acquisitions into Flowers Foods.”

Third Quarter 2012 Results

For the 12-week third quarter of 2012, sales were $717.3 million, a 6.2% increase from the $675.4 million in last year’s third quarter. This increase was attributable to favorable net price/mix of 2.7%, contributions from the Lepage acquisition of 5.8%, partially offset by volume declines of 2.3%. The favorable net price/mix was driven by the branded retail and non-retail channels. The volume decline was a result of declines across all channels. In the branded retail channel, cake and white bread volume declines were partially offset by an increase in soft variety volume. Store brand cake declines led the volume decrease in that channel. The non-retail channel volume declines were primarily related to the institutional and contract manufacturing categories, partially offset by increases in the foodservice category.

Net income for the quarter was $31.2 million compared to $31.0 million in the third quarter of fiscal 2011. For the quarter, diluted earnings per share were $0.22, down 4.3% as compared to $0.23 in last year’s third quarter. During the third quarter this year, we incurred one-time acquisition-related costs of $4.0 million, net of tax, or $0.03 per diluted share, and in last year’s third quarter, we incurred one-time costs related to the Tasty acquisition of $0.5 million, net of tax, but this had no effect on earnings per diluted share.

Gross margin as a percentage of sales for the quarter was 46.7%, up 80 basis points from 45.9% in the third quarter of 2011. This increase was due primarily to gross margin contributed by Lepage. Higher sales and improved manufacturing efficiencies also contributed to the increase. Gross margin in the quarter was negatively impacted by higher promotions.

Selling, distribution, and administrative costs as a percent of sales for the quarter were 35.9%, up 50 basis points from 35.4% of sales in the third quarter of fiscal 2011. Increases in acquisition-related and workforce-related costs were the main drivers of the increase. The one-time acquisition-related costs were $5.1 million, or 70 basis points as a percent of sales during the third quarter this year and $0.7 million, or 10 basis points as a percent of sales in last year’s third quarter.

Depreciation and amortization expenses for the quarter remained relatively stable as a percent of sales compared to last year’s third quarter. We incurred net interest expense during the quarter due to the issuance in the second quarter of this year of $400.0 million of 4.375% senior notes due 2022, with the majority of the proceeds from the notes used for the Lepage transaction. The effective tax rate for the quarter was 36.4% as compared to 35.4% in last year’s third quarter. This increase was primarily due to certain temporary differences that reduced the Section 199 deduction and certain non-deductible, acquisition-related costs.

Operating income, defined as earnings before interest and taxes (EBIT), for the third quarter was $52.7 million, or 7.3% of sales as compared to $47.8 million, or 7.1% of sales in last year’s third quarter. Earnings before interest, taxes, depreciation, and amortization (EBITDA) for the third quarter was $77.4 million, or 10.8% of sales compared to $70.6 million, or 10.5% of sales for the third quarter of 2011. One-time acquisition-related costs negatively affected EBIT and EBITDA by $5.1 million, or 70 basis points as a percent of sales in this year’s third quarter and by $0.7 million, or 10 basis points as a percent of sales in last year’s third quarter.

Segment Results

DSD (83% of sales): During the quarter, the company’s direct-store-delivery (DSD) sales increased 6.9%, reflecting positive net price/mix of 0.7%, contribution from the Lepage acquisition of 7.0%, offset by volume decreases of 0.8%. The positive net price/mix was primarily driven by the branded retail channel, primarily cake. The volume decrease was a result of declines in the branded cake, foodservice, and institutional categories, partially offset by increases in the soft variety category.

Operating income for the DSD segment was $58.6 million, or 9.9% of sales for the third quarter compared to $47.0 million, or 8.5% of sales in last year’s third quarter. This increase was attributable to the Lepage acquisition, lower ingredient costs, and improved manufacturing efficiencies.

Warehouse (17% of sales): Sales through warehouse delivery increased 2.8%, reflecting positive price/mix of 9.4%, partially offset by volume decreases of 6.6%. The positive price/mix was primarily attributable to the contract manufacturing category in the non-retail channel. The volume decrease was the result of declines in store brand cake and contract manufacturing, partially offset by increased foodservice volume.

Operating income for the warehouse segment was $7.6 million, or 6.1% of sales for the third quarter compared to $7.3 million, or 6.0% of sales in last year’s third quarter.

Cash Flow

During the third quarter, cash flow from operating activities was $55.4 million. The company invested $20.0 million in capital improvements and paid dividends of $22.1 million to shareholders. During the quarter, under the company’s share repurchase plan, the company acquired 600,000 shares of its common stock for $12.2 million, an average price per share of $20.39. Since the inception of the plan, the company has acquired 38.5 million shares for $444.4 million, an average of $11.55 per share.

Outlook for 2012

The company continues to expect 2012 sales to increase 7.0% to 9.0% over 2011. Earnings per share are now expected to increase 3.5% to 5.0%, excluding one-time costs, over the 2011 adjusted earnings per share of $0.96. Previous guidance was for earnings per share to increase 3.5% to 8%. As previously discussed, earnings per share are expected to be flat to slightly up, excluding the contribution from the Lepage acquisition, which was completed early in the third quarter.

Acquisition of Sara Lee and Earthgrains trademarks for California and Oklahoma City

A summary of the company’s acquisition of certain assets and trademark licenses for Sara Lee and Earthgrains from BBU, Inc. will be given on tomorrow’s conference call.

Conference Call

Flowers Foods will broadcast its third quarter 2012 conference call over the Internet at 8:30 a.m. (Eastern) on November 9, 2012. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s Web site.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is the second-largest producer and marketer of packaged bakery foods for retail and foodservice customers in the United States with 2011 sales of $2.8 billion. Flowers operates 44 bakeries that produce a wide range of bakery products. These products are sold through a direct-store-delivery network with access to approximately 70% of the U.S. population in the East, South, and Southwest as well as in certain markets in California. Select Flowers products are sold nationwide through customers’ delivery systems. Among the company’s top brands are Nature’s Own and Tastykake. For more information, visit www.flowersfoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) our ability to fully integrate recent acquisitions into our business, and (g) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-gaap financial measures such as, EBITDA and gross margin excluding depreciation and amortization to measure the performance of the company and its operating divisions. EBITDA is used as the primary performance measure in the company’s Annual Executive Bonus Plan. The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness. Adjusted EBITDA excludes additional costs that we consider important to present to investors. These include, but are not limited to, the costs of closing a plant or costs associated with merger-related activities. We believe that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of earnings results. We believe investors will be able to better understand our earnings results if these transactions are excluded from the results. These non-gaap financial measures are measures of performance not defined by accounting principles generally accepted in the Unites States and should be considered in addition to, not in lieu of, GAAP reported measures. EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP. Our method of calculating EBITDA and adjusted EBITDA may differ from the methods used by other companies, and, accordingly, our measures of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures used by other companies. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities. Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above. This presentation may differ from the methods used by other companies and may not be comparable to similarly titled measures used by other companies. The reconciliations attached provide a reconciliation of our net income, the most comparable GAAP financial measure to adjusted EBITDA from continuing operations, a reconciliation of adjusted EBITDA to cash flow from operations, a reconciliation of our gross margin excluding depreciation and amortization to GAAP gross margin and a reconciliation of adjusted earnings per share.

Investor Contact: Marta J. Turner (229) 227-2348

Media Contact: Keith Hancock (229) 227-2380

Flowers Foods, Inc.

Consolidated Statement of Income

(000’s omitted, except per share data)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	10/06/12	10/08/11	10/06/12	10/08/11
Sales	$717,282	$675,369	$2,297,049	$2,119,790
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	382,508	365,706	1,227,144	1,119,851
Selling, distribution and administrative expenses	257,326	239,084	833,829	775,841
Depreciation and amortization	24,757	22,816	76,751	71,706

Income from operations (EBIT)	52,691	47,763	159,325	152,392
Interest (expense) income, net	(3,568)	265	(6,527)	2,623

Income before income taxes (EBT)	49,123	48,028	152,798	155,015
Income tax expense	17,892	17,009	55,244	54,625

Net income	$31,231	$31,019	$97,554	$100,390

Net income per diluted common share	$0.22	$0.23	$0.71	$0.73

Diluted weighted average shares outstanding	139,717	137,207	138,110	136,851

Flowers Foods, Inc.

Segment Reporting

(000’s omitted)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	10/06/12	10/08/11	10/06/12	10/08/11
Sales:
Direct-Store-Delivery	$592,250	$553,768	$1,893,957	$1,725,198
Warehouse Delivery	125,032	121,601	403,092	394,592

	$717,282	$675,369	$2,297,049	$2,119,790

EBITDA:
Direct-Store-Delivery	$79,287	$65,024	$236,646	$218,616
Warehouse Delivery	11,633	11,905	37,620	39,002
Flowers Foods	(13,472)	(6,350)	(38,190)	(33,520)

	$77,448	$70,579	$236,076	$224,098

Depreciation and Amortization:
Direct-Store-Delivery	$20,716	$18,069	$62,684	$56,103
Warehouse Delivery	4,067	4,600	14,140	15,249
Flowers Foods	(26)	147	(73)	354

	$24,757	$22,816	$76,751	$71,706

EBIT:
Direct-Store-Delivery	$58,571	$46,955	$173,962	$162,513
Warehouse Delivery	7,566	7,305	23,480	23,753
Flowers Foods	(13,446)	(6,497)	(38,117)	(33,874)

	$52,691	$47,763	$159,325	$152,392

Flowers Foods, Inc.

Condensed Consolidated Balance Sheet

(000’s omitted)

10/06/12
Assets
Cash and Cash Equivalents	$14,137
Other Current Assets	383,131
Property, Plant & Equipment, net	728,912
Distributor Notes Receivable (includes $14,773 current portion)	115,719
Other Assets	41,400
Cost in Excess of Net Tangible Assets, net	667,018

Total Assets	$1,950,317

Liabilities and Stockholders’ Equity
Current Liabilities	$262,281
Bank Debt (includes $67,500 current portion)	174,100
Senior Notes due 2022	399,089
Other Debt and Capital Leases (includes $4,516 current portion)	30,734
Other Liabilities	220,452
Stockholders’ Equity	863,661

Total Liabilities and Stockholders’ Equity	$1,950,317

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12 Week Period Ended	For the 40 Week Period Ended
	10/06/12	10/06/12
Cash flows from operating activities:
Net income	$31,231	$97,554
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	34,098	114,445
Changes in assets and liabilities	(9,902)	(29,770)

Net cash provided by operating activities	55,427	182,229

Cash flows from investing activities:
Purchase of property, plant and equipment	(19,953)	(49,188)
Acquisitions net of cash acquired	(318,426)	(318,426)
Other	542	2,519

Net cash disbursed for investing activities	(337,837)	(365,095)

Cash flows from financing activities:
Dividends paid	(22,101)	(64,426)
Exercise of stock options	1,151	9,112
Excess windfall tax benefit related to share-based payment awards	115	1,544
Payments for debt issuance costs	(2)	(3,877)
Stock repurchases	(12,233)	(13,587)
Change in bank overdraft	8,436	3,287
Proceeds from debt borrowings	447,841	1,179,181
Debt and capital lease obligation payments	(348,989)	(922,014)

Net cash provided by financing activities	74,218	189,220

Net (decrease) increase in cash and cash equivalents	(208,192)	6,354
Cash and cash equivalents at beginning of period	222,329	7,783

Cash and cash equivalents at end of period	$14,137	$14,137

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 6, 2012	October 8, 2011	October 6, 2012	October 8, 2011
Net income per diluted common share	$0.22	$0.23	$0.71	$0.73
Acquisition costs and plant closure costs	0.03	—	0.04	0.06

Adjusted net income per diluted common share	$0.25	$0.23	$0.75	$0.79

	Reconciliation of Gross Margin
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 6, 2012	October 8, 2011	October 6, 2012	October 8, 2011
Sales	$717,282	$675,369	$2,297,049	$2,119,790
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	382,508	365,706	1,227,144	1,119,851

Gross Margin excluding depreciation and amortization	334,774	309,663	1,069,905	999,939
Less depreciation and amortization for production activities	16,167	15,751	52,298	49,490

Gross Margin	$318,607	$293,912	$1,017,607	$950,449

Depreciation and amortization for production activities	$16,167	$15,751	$52,298	$49,490
Depreciation and amortization for selling, distribution and administrative activities	8,590	7,065	24,453	22,216

Total depreciation and amortization	$24,757	$22,816	$76,751	$71,706

	Reconciliation of Net Income to Adjusted EBITDA
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 6, 2012	October 8, 2011	October 6, 2012	October 8, 2011
Net income	$31,231	$31,019	$97,554	$100,390
Income tax expense	17,892	17,009	55,244	54,625
Interest expense (income), net	3,568	(265)	6,527	(2,623)
Depreciation and amortization	24,757	22,816	76,751	71,706

EBITDA	77,448	70,579	236,076	224,098
Acquisition costs and plant closure costs	5,086	716	8,475	11,195

Adjusted EBITDA	$82,534	$71,295	$244,551	$235,293

	Reconciliation of Adjusted EBITDA to Cash Flow from Operations
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 6, 2012	October 8, 2011	October 6, 2012	October 8, 2011
Adjusted EBITDA	$82,534	$71,295	$244,551	$235,293
Adjustments to reconcile net income to net cash provided by operating activities	9,341	(7,075)	37,694	(38,115)
Changes in assets and liabilities and pension contributions	(9,902)	(18,156)	(29,770)	(39,196)
Income taxes	(17,892)	(17,009)	(55,244)	(54,625)
Interest (expense) income, net	(3,568)	265	(6,527)	2,623
Acquisition costs and plant closure costs	(5,086)	(716)	(8,475)	(11,195)

Cash Flow From Operations	$55,427	$28,604	$182,229	$94,785

	Reconciliation of EBIT to Adjusted EBIT
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 40 Week Period Ended	For the 40 Week Period Ended
	October 6, 2012	October 8, 2011	October 6, 2012	October 8, 2011
EBIT	$52,691	$47,763	$159,325	$152,392
Acquisition costs and plant closure costs	5,086	716	8,475	11,761

Adjusted EBIT	$57,777	$48,479	$167,800	$164,153

Flowers Foods, Inc.

Sales Bridge

For the 12 Week Period Ended 10/06/12	Volume	Net Price/Mix	Acquisition	Total Sales Change
Direct-Store-Delivery	-0.8%	0.7%	7.0%	6.9%
Warehouse Delivery	-6.6%	9.4%	0.0%	2.8%
Total Flowers Foods	-2.3%	2.7%	5.8%	6.2%

For the 40 Week Period Ended 10/06/12	Volume	Net Price/Mix	Acquisition	Total Sales Change
Direct-Store-Delivery	0.2%	2.0%	7.6%	9.8%
Warehouse Delivery	-1.6%	3.8%	0.0%	2.2%
Total Flowers Foods	-0.3%	2.5%	6.2%	8.4%